Exhibit 99.1
Remanufacturers of Alternators and Starters
American, Import & World Cars
To: Mervyn McCulloch

February 6, 2008
Dear Mervyn-
This will confirm the key elements of the understanding between you and MP A in your new role at MPA:
1). Pursuant to action of MPA’s Board adopted today, you are Chief Acquisitions Officer (“CAO”) of MPA. In your position as CAO, your current pay and other employee benefits shall continue as currently (subject, of course, to changes applicable to MPA executives generally).
2). As CAO you shall have the opportunity to earn bonuses, as agreed in writing in each case with our CEO, for acquisitions successfully closed. We have agreed that your success bonus for the project we refer to as Aansitter shall be $25,000.
3). MPA acknowledges that you are entitled to a proportionate bonus (10/12 has been agreed to) with respect to your services to date as MPA’s CFO during its fiscal year ended March 31, 2008, so long as bonuses are generally paid to MPA executives.
4). In the event that your employment is terminated at MPA for any reason, you will be given six month’s notice or equivalent pay (or a combination thereof) in lieu of such notice.
If this letter correctly sets forth our arrangements going forward, please sign a copy where indicated.
We very much appreciate your service as CFO, and look forward to a rewarding relationship in your new position.
Sincerely,
/s/ Selwyn Joffe

Selwyn Joffe
President & CEO
ACCEPTED AND AGREED TO:
/s/ Mervyn McCulloch 2/6/08

Mervyn McCulloch/Date

cc:	Ricardo Moreno Vice President, Human Resources

2929 California Street • Torrance, CA 90503 • Tel. 310.212.7910 • Fax 310.212.7581